SIXTH AMENDMENT TO
                        CREDIT AGREEMENT



          THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this "Sixth Amendment") is made and dated as of July 31, 1995 among Rio Properties, Inc., a Nevada corporation (the "Company"), the several financial institutions party hereto ("Banks"), and Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent") and amends that Credit Agreement dated as of July 15, 1993 among the Company, the Banks and the Agent, as amended by a First Amendment to Credit Agreement dated as of October 25, 1993, a Second Amendment to Credit Agreement dated as of November 8, 1993, a Third Amendment to Credit Agreement dated as of April 15, 1994, a Fourth Amendment to Credit Agreement dated as of December 16, 1994 and a Fifth Amendment to Credit Agreement dated as of March 20, 1995 (as so amended, the "Agreement").

                            RECITAL

          The Company has requested the Agent and the Banks to increase the Aggregate Revolving Commitment to $175,000,000, to permit construction of the Phase 5 Expansion, to acquire certain additional real property, and to amend certain terms of the Agreement, and the Agent and Banks are willing to so amend the Agreement on the terms and conditions set forth herein.


          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:


          1. TERMS. All terms used herein shall have the same meanings as in the Agreement unless otherwise defined herein.
All references to the Agreement herein shall mean the Agreement as hereby amended.

          2. AMENDMENTS TO AGREEMENT. The Banks and the Agent hereby agree that the Agreement is amended as follows:

          2.1 The chart in the definition of "Applicable Margin" in Section 1.01 of the Agreement is amended and restated in its entirety as follows:

                                           APPLICABLE MARGIN
                                      (In basis points per annum)
               Pricing Ratio                             Base Rate  Eurodollar  Commitment
                                                             -        Rate +       Fee
             Less than 1.00:1                                 0       100         31.25
   Greater than or equal to 1.00:1 to less than 1.50:1       50       150         37.50
   Greater than or equal to 1.50:1 to less than 2.00:1       75       175         43.75
   Greater than or equal to 2.00:1 to less than 2.50:1      100       200         50.00
   Greater than or equal to 2.50:1 to less than 3.00:1      125       225         50.00
   Greater than or equal to 3.00:1 to less than 3.50        150       250         50.00
   Greater than or equal to 3.50:1 to less than 4.00        175       275         50.00
   Greater than or equal to 4.00                            200       300         50.00


          2.2 The following definitions in Section 1.01 of the Agreement are amended and restated in their entirety as follows:

               "'AGGREGATE REVOLVING COMMITMENT' means the combined Revolving Commitments of the Banks, in the amount of $175,000,000, as such amount may be reduced from time to time pursuant to this Agreement."

               "'COMMITMENT REDUCTION DATE' means December 31,
          1997 and the last day of each calendar quarter thereafter until the Revolving Termination Date."

               "'DEED OF TRUST' means one or more deeds of trust covering the Real Property, substantially in the form of Exhibit I, as any such deed of trust may be modified, supplemented, amended, renewed or extended from time to time."

               "'IMPROVEMENTS' means the Phase 3 Expansion, the Eastside Expansion, the Phase 4 Expansion, the Phase 5 Expansion and the acquisition of Real Property for a purchase price not exceeding $30,000,000 (each an 'Improvement')."

          2.3  The following new definitions are inserted in
Section 1.01 of the Agreement in proper alphabetical order:

               "'INTEREST COVERAGE RATIO'" means, as of the last day of each fiscal quarter, the ratio of (a) EBITDA for the fiscal period consisting of that fiscal quarter and the three immediately prior fiscal quarters less the sum of (i) capital expenditures made by the Company and its Subsidiaries during such fiscal period for purposes other than for costs of the Improvements and (ii) cash payments of federal, state (if any) or local income taxes (and including all payments of alternative minimum tax) made by the Company and its Subsidiaries during such fiscal period TO (b) cash Interest Expense, including capitalized Interest Expense during such period."

               "'PARENT SENIOR SUBORDINATED NOTES' means 10-5/8%
          Senior Subordinated Notes Due 2005 issued by the Parent
          Guarantor."

               "'PHASE 5 EXPANSION' means the expansion on the Real Property of the hotel casino property known as Rio Suite Hotel & Casino, including the addition of an approximately 1000 suite tower and related public space and amenities."

               "'SENIOR INDEBTEDNESS' means Indebtedness that is not subordinated to the Obligations on terms and conditions satisfactory to the Agent and the Majority
          Banks."

          2.4  The definition of "Fixed Charge Coverage Ratio" in
Section 1.01 of the Agreement is deleted.

          2.5  The definition of "Interest Expense" in Section
1.01 of the Agreement is amended by inserting "and for the Parent with respect to the Parent Senior Subordinated Notes" after "for the Company and its Subsidiaries."

          2.6 Section 2.07(a) of the Agreement is amended and restated in its entirety as follows:

               "(a) AUTOMATIC COMMITMENT REDUCTIONS. On the first Commitment Reduction Date on December 31, 1997 the Aggregate Revolving Commitment shall reduce to $165,000,000. Thereafter, the Aggregate Revolving Commitment shall be automatically reduced on each Commitment Reduction Date, which will reduce the Aggregate Revolving Commitment as follows:

                                               Maximum
                                              Remaining
          Commitment      Amount of           Aggregate
          Reduction         Each              Revolving
            Dates         Reduction           Commitment

          12/31/97       $10,000,000         $165,000,000

           3/31/98         7,500,000          157,500,000
           6/30/98         7,500,000          150,000,000
           9/30/98         7,500,000          142,500,000
          12/31/98         7,500,000          135,000,000

           3/31/99         7,500,000          127,500,000
           6/30/99         7,500,000          120,000,000
           9/30/99         7,500,000          112,500,000
          12/31/99         7,500,000          105,000,000

           3/31/00        10,000,000           97,500,000
           6/30/00        10,000,000           90,000,000
           9/30/00        10,000,000           82,500,000
          12/31/00        10,000,000           65,000,000

           3/31/01        32,500,000           32,500,000
           6/30/01        32,500,000                    0

          "The Aggregate Revolving Commitment shall be reduced to zero on the Revolving Termination Date. Such automatic reductions shall occur without regard to any other reductions of the Aggregate Revolving Commitment occurring pursuant to Sections 2.05 or 2.06 or pursuant to any other provision of this Agreement."

          2.7 Section 2.10(c) of the Agreement is amended by deleting "equal to 1/2 percent per annum" and inserting "equal to the Applicable Margin based on the applicable Pricing Ratio in effect on the last day of such calendar quarter" in lieu thereof.

          2.8 Section 6.02(b) of the Agreement is amended by deleting "7.16 and 7.17" and inserting "8.01(x), 8.01(y) and 8.01(z)" in lieu thereof.

          2.9 Section 7.04 of the Agreement is amended by inserting "or" at the end of subsection (a), deleting "; or" and the end of subsection (b) and inserting a period in lieu thereof, and deleting subsection (c) in its entirety.

          2.10 Section 7.08(e) of the Agreement is amended and restated in its entirety as follows:

               "(e) Guaranty Obligations of the Parent Senior Subordinated Notes not exceeding a potential liability of $100,000,000 in aggregate principal amount, together with interest thereon; PROVIDED, that such Guaranty Obligations shall be subordinated to the Obligations on terms and conditions satisfactory to the Agent and the Majority Banks."

          2.11 The subsections following Section 7.12 of the Agreement are amended and restated in their entirety as follows:

               "(a) Dividends, payments or other distributions paid to the Company by its wholly-owned Subsidiaries;

               "(b) Repurchases of shares of the Guarantor not exceeding $5,000,000 in the aggregate; and

               "(c) Dividends to the Parent Guarantor in an amount not exceeding an amount equal to the cash interest payments due on the Parent Senior Subordinated Notes within ten Business Days preceding the date each such payment is due solely for the Parent Guarantor to make such cash interest payments."

          2.12 Section 7.13 of the Agreement is amended and restated in its entirety as follows:

               "7.13 CAPITAL EXPENDITURES. The Company and its consolidated Subsidiaries shall not make or commit to make Capital Expenditures (excluding the Construction Costs of $20,000,000 for the Phase 4 Expansion in 1994, 1995 and 1996, $200,000,000 for the Phase 5 Expansion and $30,000,000 for acquisition of Real Property) exceeding an amount equal to $7,500,000 plus the available but unused Capital Expenditures from the prior fiscal year, but not to exceed $12,500,000 in any fiscal year in any event.

          2.13 Section 7.15 of the Agreement is amended and restated in its entirety as follows:

               "7.15 TANGIBLE NET WORTH. The Company shall not permit the Tangible Net Worth of the Company and its consolidated Subsidiaries as of the last day of each fiscal quarter to be less than the sum of: (a) $125,000,000; PLUS (b) an amount equal to 75% of the Net Income earned in each fiscal quarter subsequent to December 31, 1994 (with no deduction for a net loss in any such fiscal quarter; PLUS (c) an amount equal to 100% of the Net Issuance Proceeds of any equity offerings by the Company or the Parent Guarantor."

          2.14 Sections 7.16 and 7.17 of the Agreement are deleted in their entirety.

          2.15 Section 8.01(s) of the Agreement is amended and restated in its entirety as follows:

               "(s) GUARANTY OBLIGATIONS. If any claim, demand or request for payment shall be made on the Company or any Subsidiary under or in respect of any Guaranty
          Obligations permitted by Section 7.08(e);"

          2.16 Section 8.01 of the Agreement is amended by inserting the following new subsections:

               "(x) INTEREST COVERAGE RATIO.  The Interest
          Coverage Ratio for any four-quarter period ending on the last day of any fiscal quarter of the Company set forth below is less than the ratio set forth below for such date:

               "FISCAL QUARTER ENDING         RATIO

               Through 12/31/96              2.00:1.00
               3/31/97 - 9/30/97             1.50:1.00
               12/31/97 - 3/31/98            2.25:1.00
               6/30/98 - 9/30/98             2.50:1.00
               12/31/98 and thereafter       3.00:1.00"

               "(y) TOTAL LEVERAGE RATIO. The ratio of (i) average outstanding total Indebtedness of the Company and its consolidated Subsidiaries plus the Parent Senior Subordinated Notes on the last day of any fiscal quarter of the Company (determined by averaging the total Indebtedness of the Company and its consolidated Subsidiaries plus the Parent Senior Subordinated Notes for the three-month period ending on the date of determination using the total Indebtedness reported for each month pursuant to Section 6.01(c) TO (ii) EBITDA for the four fiscal quarter period ending on the date of determination is greater than the ratio set forth below for such fiscal quarter:

               "FISCAL QUARTER ENDING         RATIO

               Through 12/31/95              3.00:1.00
               3/31/96 and 6/30/96           3.50:1.00
               9/30/96 - 3/31/97             4.25:1.00
               6/30/97 and 9/30/97           4.00:1.00
               12/31/97                      3.25:1.00"
               3/31/98 and thereafter        3.00:1.00"

               "(z) SENIOR LEVERAGE RATIO. The ratio of (a) average outstanding Senior Indebtedness of the Company and its consolidated Subsidiaries on the last day of any fiscal quarter of the Company (determined by averaging all Senior Indebtedness of the Company and its consolidated Subsidiaries for the three-month period ending on the date of determination using the Senior Indebtedness reported for each month pursuant to
          Section 6.01(c) TO (b) EBITDA for the four fiscal quarter period ending on the date of determination is greater than the ratio set forth below for such fiscal quarter:

               "FISCAL QUARTER ENDING         RATIO

               Through 12/31/95              1.75:1.00
               3/31/96 and 6/30/96           2.25:1.00
               9/30/96 - 3/31/97             3.00:1.00
               6/30/97 and 9/30/97           2.75:1.00
               12/31/97 and thereafter       1.75:1.00"

          2.17 Schedule 2.01 to the Agreement is amended and restated in its entirety in the form of Schedule 2.01 hereto.


          3. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks and Agent:

          3.1 AUTHORITY. The Company has all necessary power and has taken all corporate action necessary to make this Sixth
Amendment, the Agreement, and all other agreements and instruments executed in connection herewith and therewith, the valid and enforceable obligations they purport to be.

          3.2 NO LEGAL OBSTACLE TO AGREEMENT. Neither the execution of this Sixth Amendment, the making by the Company of any borrowings under the Agreement, nor the performance of the Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which the Company is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to the Company, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of the Company. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Company of this Sixth Amendment, the Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowing by the Company under the Agreement.

          3.3 INCORPORATION OF CERTAIN REPRESENTATIONS. The representations and warranties set forth in Article V of the Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof.

          3.4 DEFAULT. No Event of Default under the Agreement has occurred and is continuing.

          4. CONDITIONS, EFFECTIVENESS. The effectiveness of this Sixth Amendment shall be subject to the compliance by the Company with its agreements herein contained, and to the delivery of the following to the Agent in form and substance satisfactory to the Agent and, except for Sections 4.8, 4.9 and 4.10, the Majority Banks:

          4.1 CORPORATE RESOLUTIONS. A copy of a resolution or resolutions passed by the Board of Directors of the Company, certified by the Secretary or an Assistant Secretary of the Company as being in full force and effect on the date hereof, authorizing the amendments to the Agreement herein provided for and the execution, delivery and performance of this Sixth Amendment and any note or other instrument or agreement required hereunder.

          4.2 AUTHORIZED SIGNATORIES. A certificate, signed by the Secretary or an Assistant Secretary of the Company dated the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Sixth Amendment and any instrument or agreement required hereunder on behalf of the Company.

          4.3  ISSUANCE OF PARENT SENIOR SUBORDINATED NOTES.
Parent Guarantor shall have issued, or shall have legally-binding commitments from purchasers to purchase, the Parent Senior
Subordinated Notes in an aggregate principal amount of not less than $100,000,000.

          4.4 REVOLVING NOTES. The Company shall have executed and delivered an amended and restated Revolving Note in favor of each Bank in substantially the form of Exhibit A to this Sixth
Amendment reflecting Schedule 2.01 hereto.

          4.5 COLLATERAL DOCUMENTS. The Company shall have (and shall cause any of its Subsidiaries to have) done, executed, acknowledged, delivered, recorded, re-recorded, filed, re-filed, registered and re-registered, any and all such further acts, deeds, conveyances, security agreements, Mortgages, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent shall have requested in order (i) to carry out more effectively the purposes of this Sixth Amendment and (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby.

          4.6 RECORDATION OF AMENDMENT TO DEED OF TRUST. An amendment to the Deed of Trust reflecting changes to said Deed of Trust as required by this Sixth Amendment, shall have been duly recorded in a first-priority lien position with the County
Recorder's Office of Clark County, Nevada.

          4.7 TITLE INSURANCE. A title insurance company acceptable to the Banks shall have issued or committed to issue endorsements to the ALTA Lender's coverage policy of title insurance issued in connection with the Deed of Trust as requested by the Agent to reflect this Sixth Amendment and the amendment to the Deed of Trust or any additional Deeds of Trust. In addition, one or more other title insurance companies acceptable to the Agent and the Banks shall have issued such reinsurance as the Agent and the Banks may require. No title matter may be insured over by any title company without the express written consent of the Agent.

          4.8 AMENDMENT FEE. An amendment fee for the benefit of each Bank in an amount equal to 30 basis points on each Bank's
Revolving Commitment as in effect immediately prior to the effectiveness of this Sixth Amendment.

          4.9 UPFRONT FEE. A upfront fee for the benefit of each Bank increasing its Revolving Commitment as contemplated by this Sixth Amendment in an amount equal to 75 basis points on such increased portion.

          4.10 ADVISORY FEE. An advisory fee for the sole benefit of BofA in the amount set forth in a letter dated June
16, 1995 from BofA to the Company.

          4.11 OTHER EVIDENCE. Such other evidence with respect to the Company or any other person as the Agent or any Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all corporate action in connection with this Sixth Amendment and the Agreement and the compliance with the conditions set forth herein.


          5.   MISCELLANEOUS.

          5.1 EFFECTIVENESS OF THE AGREEMENT. Except as hereby expressly amended, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed in all respects.

          5.2 WAIVERS. This Sixth Amendment is specific in time and in intent and does not constitute, nor should it be construed as, a waiver of any other right, power or privilege under the Loan Documents, or under any agreement, contract, indenture, document or instrument mentioned in the Loan Documents; nor does it preclude any exercise thereof or the exercise of any other right, power or privilege, nor shall any future waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned in the Loan Documents, constitute a waiver of any other default of the same or of any other term or provision.

          5.3 COUNTERPARTS. This Sixth Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Sixth Amendment shall not become effective until the Parent Guarantor, the Company, all of the Banks and the Agent shall have signed a copy hereof, whether the same or counterparts, and the same shall have been delivered to the Agent.

          5.4 PREPAYMENT AND BORROWING OF LOANS. If any Bank's Commitment Percentage is increased as a result of this Sixth Amendment (an "Increasing Bank"), the Company shall be deemed to have requested a Borrowing of Loans from each Increasing Bank in an amount such that, after giving effect to the prepayments described in the next sentence, the Interest Periods and principal amounts of all Banks' outstanding Loans shall be ratable in accordance their respective revised Commitment Percentages set forth on revised Schedule 2.01 hereto. The proceeds of such Loans shall be used to partially and ratably prepay the outstanding Loans of Banks whose Commitment Percentage are decreased as a result of this Sixth Amendment (a "Decreasing Bank"), and the Company shall be deemed to have requested a prepayment of a portion of each Decreasing Bank's Loans in an amount such that, after giving effect to the Borrowing described above, the Interest Periods and principal amounts of all Banks' outstanding Loans shall be ratable in accordance with their respective revised Commitment Percentages. Notwithstanding anything in the Agreement to the contrary, the Company shall pay accrued interest on the portion of each Loan so prepaid on the next regularly scheduled interest payment date relating to the remaining portion of such Loan, and shall pay any costs set forth in Section 3.04 with respect to such prepayments.

          5.5 JURISDICTION. This Sixth Amendment, and any instrument or agreement required hereunder, shall be governed by and construed under the laws of the State of Nevada.

          IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed and delivered as of the date first written above.


RIO PROPERTIES, INC.


By:     /s/James A. Barrett, Jr.
Title:  President


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
as Agent


By:     /s/L. Chenevert, Jr.
        L. Chenevert, Jr.
        Vice President


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, as a Bank


By:     /s/Jon Varnell
        Jon Varnell
        Managing Director


FIRST INTERSTATE BANK OF NEVADA


By:     /s/
Title:  Vice President


FIRST SECURITY BANK OF IDAHO, N.A.


By:     /s/
Title:  Vice President


(Signatures continue)

NBD BANK, N.A.


By:     /s/
Title:  Vice President


SOCIETE GENERALE


By:     /s/
Title:  Vice President


BANK OF AMERICA NEVADA


By:     /s/
Title:  Vice President


U.S. BANK OF NEVADA


By:     /s/
Title:  Assistant Vice President


BANK OF SCOTLAND


By:     /s/
Title:  Vice President


MIDLANTIC BANK, N.A.


By:     /s/
Title:  Banking Officer


BANK OF HAWAII


By:     /s/
Title:  Vice President

                                                    SCHEDULE 2.01
                                              TO CREDIT AGREEMENT





                  SCHEDULE OF BANK COMMITMENTS




                     REVOLVING COMMITMENTS


                                   REVOLVING         COMMITMENT
                                   COMMITMENT        PERCENTAGE
Bank of America National Trust
and Savings Association            $36,500,000.00    20.85714286

Societe Generale                    24,500,000.00    14.00000000

First Interstate Bank of Nevada     24,500,000.00    14.00000000

First Security Bank of
  Idaho, N.A.                       20,000,000.00    11.42857143

NBD Bank, N.A.                      14,000,000.00     8.00000000

Bank of America Nevada              12,500,000.00     7.14285714

U.S. Bank of Nevada                 12,000,000.00     6.85714286

Bank of Scotland                    10,500,000.00     6.00000000

Midlantic Bank, N.A.                10,500,000.00     6.00000000

Bank of Hawaii                      10,000,000.00     5.71428571
                                  ===============     ==========
TOTAL                             $175,000,000.00     100%

                      CONSENT OF GUARANTOR



     The undersigned hereby consents to the foregoing Sixth Amendment to Credit Agreement dated as of July 31, 1995 and confirms that its Parent Guaranty dated as of July 15, 1993 remains in full force and effect before and after giving effect to this Sixth Amendment.



                    RIO HOTEL & CASINO, INC.


                    By: /S/ JAMES A. BARRETT, JR.

                    Title: PRESIDENT

                                                        EXHIBIT A
                                               TO SIXTH AMENDMENT

          FORM OF AMENDED AND RESTATED REVOLVING NOTE

                      RIO PROPERTIES, INC.



$__________                                     Las Vegas, Nevada
                                                    July 15, 1993


          FOR VALUE RECEIVED, RIO PROPERTIES, INC., a Nevada corporation (the "Company"), promises to pay to the order of ________________________ (the "Bank"), the principal amount of $
_______________ or, if different, the aggregate principal amount of Loans made by the Bank to the Company under the Credit Agreement referred to below outstanding on the Revolving Termination Date.

          The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of July 15, 1993, among the Company, the Banks named therein and Bank of America National Trust and Savings Association, as Agent (as amended from time to time, the "Credit Agreement").

          This amended and restated Revolving Note (the "Note") is one of the Company's Revolving Notes issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby are
made and are to be repaid.   This Note amends and restates the
prior note delivered by the Company in favor of the Bank. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

          All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Bank of America for credit to: BANCONTROL Account No. 12337-14196, Reference: Rio Properties, Inc., at 1850 Gateway Boulevard, Concord, California 94520 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Each of the Bank and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Company hereunder with respect to payments of principal or interest on this Note.

          This Note is subject to prepayment as provided in the Credit Agreement. Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

          The Company promises to pay all actual and reasonable costs and expenses, including reasonable attorneys' fees and the reasonably allocated cost of inhouse counsel and staff, incurred in the collection and enforcement of this Note. The Company and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

          THIS CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED
BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE
STATE OF NEVADA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and the place first above written.


                         RIO PROPERTIES, INC.


                        By: /S/ JAMES A. BARRETT, JR.

                         Title: PRESIDENT

                 TRANSACTIONS ON REVOLVING NOTE

                                       Amount of
                                       Principal    Outstanding
      Type of     Amount of  End of    or Interest  Principal
      Loan Made   Loan Made  Interest  Paid         Balance      Notations
Date  This Date   This Date  Period    This Date    This Date    Made By
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